UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/14/2007

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30235

Delaware	04-3257395
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

170 Harbor Way
P.O. Box 511
South San Francisco, California 94083-0511
(Address of principal executive offices, including zip code)

(650) 837-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 14, 2007, Exelixis, Inc. (the "Company") entered into a lease agreement (the "Lease") with ARE-San Francisco No. 12, LLC ("Landlord") for approximately 66,000 square feet of office space in a building under construction located at 249 East Grand Avenue, adjacent to the Company's existing facilities in South San Francisco (the "Building"). Under the terms of the Lease, the Company has a one-time right to rent all of the approximately remaining 62,393 rentable square feet in the Building (the "Expansion Right").

The term of the Lease is 90 months (the "Initial Term") and will commence on the date that Landlord has completed construction of the Building's warm shell and all tenant improvements, which is currently targeted as May 17, 2008. The Company has an option to extend the Lease for a period of three years (the "First Option Period"). In addition, if the Company has exercised its Expansion Right, and is leasing the entire Building at the end of the First Option Period, it will have a further right to extend the term of the Lease for ten years. Landlord has agreed to provide a tenant improvement allowance towards leasehold improvements.

The base rent during the Initial Term, subject to certain reductions relating to the tenant improvement allowance, is as follows:

Months               Monthly Rent Per Sq. Ft.

Months 1-12       $1.75

Months 13-24    $3.25

Months 25-36    $3.50 with a 3% annual increase for each year thereafter, commencing on the 3rd anniversary of the Lease's commencement date

In addition to base rent, the Company will be responsible for (i) certain operating expenses specified in the Lease, including a proportionate share of real estate taxes and other customary costs incurred by Landlord, and (ii) paying as additional rent, those Landlord's costs, if any, relating to tenant improvements that exceed a specified portion of the tenant improvement allowance provided for under the terms of the Lease.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by this reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: September 19, 2007	By:	/s/ James B. Bucher
James B. Bucher
Vice President, Corporate Legal Affairs and Secretary